Exhibit 10.1
SCA
JULY 5, 2022

Dear Rose Neale

Congratulations on your promotion at Sun Country Airlines. This Employment Letter Agreement (this “Agreement”), entered into on July 1,2022 (“Effective Date”), is made by and between Rose Neale (the “Executive”) and Sun Country, Inc., a Minnesota corporation (together with any of its subsidiaries and affiliates) as may employ the Executive from time to time, and any and all successors thereto, the “Company”), and outlines the terms of your employment with the Company.

By execution of this Agreement, the Executive agrees to the terms outlined below.

1.    Employment.

(a)    In General. The Company shall employ the Executive, and the Executive shall be employed by the Company, on an at will basis (“Term”), in the position set forth in Section 1(b), and upon the other terms and conditions herein provided.

(b)     Position and Duties. During the Term, the Executive shall serve as Senior Vice President and General Counsel, with responsibilities, duties, and authority customary for such position. The Executive shall report to the President & Chief Financial Officer of the Company. The Executive agrees to observe and comply with the Company’s rules and policies as adopted from time to time by the Company.

2.    Compensation and Related Matters.

(a)    Annual Base Salary. During the Term, the Executive shall receive a base salary at a rate of $230,000 per annum, which shall be paid in accordance with the customary payroll practices of the Company (the “Annual Base Salary”).

(b)    Annual Bonus; STIP; LTIP. With respect to each calendar year that ends during the Term, the Executive shall be eligible to receive a discretionary annual cash bonus in accordance with the terms of the then in effective Short and Long Term Executive Compensation Plans (the “Annual Bonus”). The Executive’s actual Annual Bonus for a given year, if any, shall be determined on the basis of the Executive’s and/or the Company’s attainment of objective financial and/or other subjective or objective criteria established by the Company’s Board of Directors (“Board”) and communicated to the Executive at the beginning of such year. Notwithstanding the foregoing, no Annual Bonus shall be payable with respect to any calendar year unless the Executive remains continuously employed with the Company through the date of payment, except as otherwise provided in Section 4.

(c)    Equity. As soon as reasonably practicable following the Effective Date, and subject to the Early Termination Right adjustment outlined below, the Executive shall be granted certain Restricted Stock Units of Sun Country Airlines Holdings, Inc., (the “RSUs”), subject to the terms and conditions set forth in the Company’s equity incentive plan and a restricted stock unit award agreement thereunder.

(d)    Executive Travel Benefits. The Executive is entitled to both positive-space and space-available travel benefits, in accordance with the Company’s rules and policies.

    (i)    Positive Space Travel. Positive space travel is permitted as follows: the Executive will receive an annual credit of $10,000 in the Executive’s Universal Air Travel Plan (“UATP”) account for personal travel on Company scheduled flights for the Executive and certain Qualifying Friends and Family (as defined below). Each flown segment is valued at $75, and deducted from the UATP account. The value of this benefit is reported as taxable income with taxes on such income paid for by the Company.

    (ii)    Qualifying Friends & Family. “Qualifying Friends and Family” are defined as follows:

(A)    If the Executive travels on a flight itinerary, the Executive may bring up to eight friends or family members, on the same itinerary, on any scheduled Company flight (provided such persons are not prohibited by Company from traveling on Company flights).

(B)    If the Eligible Executive is not listed on the flight itinerary, i) the Executive’s Circle Of Travelers (defined under the Company’s Employee Travel Policy) may use the Executive’s positive travel benefit for any scheduled Company flight and flown segments will be deducted from the UATP account; or ii) any friend or family member not otherwise prohibited by Company from traveling on Company’s flights, may travel to and/or from the Executive’s then-present location or homestead, to visit the Executive and/or Executive’s family, and flown segments will be deducted from the UATP account.

    (iii)    Space Available Travel. The Executive and the Executive’s Circle Of Travelers may also travel on scheduled Company flights in accordance with the Company’s Employee Travel Policy, in which case, flown segments will not be deducted from the Executive’s UATP account.

(e)    Other Benefits. The Executive shall be entitled to receive other benefits (e.g. vacation, welfare benefits, etc.) in accordance with the Company’s rules and policies as adopted from time to time by the Company.

3.    Termination. Pursuant to the Early Termination Right, the Executive’s employment hereunder may be terminated without any breach of this Agreement only under the following circumstances:

(a)    Circumstances.

    (i)    Death. The Executive’s employment hereunder shall terminate upon his death.

    (ii)    Termination with Cause. The Company may terminate the Executive’s employment with “Cause” upon (i) the Executive’s indictment for, conviction of, or plea of guilty or nolo contendere to, any (x) felony, (y) misdemeanor involving moral turpitude, or (z) other crime involving either fraud or a breach of the Executive’s duty of loyalty with respect to the Company or any affiliates thereof, or any of its customers or suppliers, (ii) the Executive’s failure to perform duties as reasonably directed by the President & Chief Financial Officer of the Company after written notice thereof and failure to cure within ten (10) business days of receipt of the written notice, (iii) the Executive’s fraud, misappropriation, embezzlement (whether or not in connection with employment), or material misuse of funds or property belonging to the Company or any of its affiliates, (iv) the Executive’s willful violation of the policies of the Company or any of its subsidiaries, or gross negligence in connection with the performance of his duties, after written notice thereof and failure to cure within ten (10) business days of receipt of written notice, (v) the Executive's use of alcohol that interferes with the performance of the Executive's duties or use of illegal drugs, if either (A) the Executive fails to obtain treatment within ten (10) business days after receipt of written notice thereof or (B) the Executive obtains treatment and, following Executive’s return to work, the Executive’s use of alcohol again interferes with the performance of the Executive’s duties or the Executive again uses illegal drugs, (vi) the Executive’s material breach of this Agreement, and failure to cure such breach within ten (10) business days after receipt of written notice, or (vii) the Executive’s breach of the confidentiality or non-disparagement provisions (excluding unintentional breaches that are cured within ten (10) days after the Executive becomes aware of such breaches, to the extent curable) or the non- competition and non-solicitation provisions to which the Executive is subject (including, without limitation, under Sections 6 and 7 of this Agreement). If, within thirty (30) days subsequent to the Executive’s termination of employment for any reason other than by the Company for Cause, the Company discovers facts such that the Executive's termination of employment could have been for Cause, the Executive's termination of employment will be deemed to have been for Cause for all purposes, and the Executive will be required to disgorge to the Company all amounts received under this Agreement, all equity awards or otherwise that would not have been payable to the Executive had such termination of employment been by the Company for Cause.

    (iii)    Termination without Cause. The Company may terminate the Executive’s employment without Cause.

    (iv)    Resignation. The Executive may resign from his employment upon not less than sixty (60) days’ advance written notice to the President & Chief Financial Officer of the Company.

(b)    Notice of Termination. Any termination of the Executive’s employment by the Company or by the Executive under this Section 3 (other than termination pursuant to Section 3(a)(i)) shall be communicated by a written notice (a “Notice of Termination”) to the other party hereto specifying a date for termination in accordance with the applicable provision (“Date of Termination”).

(c)    Termination of All Positions. Upon termination of the Executive’s employment for any reason, the Executive agrees to resign, as of the Date of Termination or such other date requested by the Company, from all positions and offices that the Executive then holds with the Company and its affiliates. The Executive agrees to promptly execute such documents as the Company, in its sole discretion, shall reasonably deem necessary to effect such resignations, and in the event that the Executive is unable or unwilling to execute any such document, Executive hereby grants his proxy to any officer of the Company to so execute on his behalf.

(d)    Suspension of Duties. The Company reserves the right to bar the Executive from the offices of the Company or any of its affiliates and to require that the Executive refrain from undertaking all or any of the Executive’s duties.

4.    Company Obligations upon Termination of Employment.

(a)    In General. Upon termination of the Executive’s employment for any reason, the Executive (or the Executive’s estate) shall be entitled to receive (i) any amount of the Executive’s Annual Base Salary earned through the Date of Termination not theretofore paid, (ii) any Annual Bonus (and if applicable, any Long-Term Incentive) for the year prior to the year in which the Date of Termination occurred, that was earned but not yet paid, and (iii) any amount arising from the Executive’s participation in, or benefits under, any employee benefit plans, programs, or arrangements under Section 2(g) (other than severance plans, programs, or arrangements), which amounts shall be payable in accordance with the terms and conditions of such employee benefit plans, programs, or arrangements including, where applicable, any death and disability benefits (the “Accrued Obligations”). Notwithstanding anything to the contrary, upon a termination by the Company with Cause, the Accrued Obligations shall not include the amount set forth in clause (ii) of the preceding sentence.

(b)    Termination without Cause. If the Company terminates the Executive’s employment without Cause pursuant to Section 3(a)(iii), the Company shall, in addition to the Accrued Obligations, continue to pay the Annual Base Salary in accordance with the Company’s customary payroll practices during the period beginning on the Date of Termination and ending on the earlier to occur of (A) the twelve (12) month anniversary of the Date of Termination and
(B) the first date that the Executive violates any covenant contained herein or in the Release (as hereafter defined), after receipt of written notice thereof and expiration of a 10 business day cure period; provided, however, the installment payments payable pursuant to this Section 5(b) shall commence on the first payroll period following the effective date of the Release (as defined below), and the initial installment shall include a lump-sum payment of all amounts accrued under this Section 5(b) from the Date of Termination through the date of such initial payment.

(c)    Release. Notwithstanding anything herein to the contrary, the amounts payable to the Executive under Sections 4(b), other than the Accrued Obligations, shall be contingent upon and subject to the Executive’s (or the Executive’s estate, if applicable) execution and non- revocation of a general waiver and release of claims agreement in the Company’s customary form, which in any case shall include a 12 month (i) non-competition, non-solicitation, and non-hire clause; and (ii) nondisclosure, nondisparagement, and intellectual property protection clause, each in the Company’s standard form (the “Release”) (and the expiration of any applicable revocation period), on or prior to the sixtieth (60th) day following the Date of Termination.

(d)    Survival. Except as otherwise set forth herein, the expiration or termination of the Term shall not impair the rights or obligations of any party hereto, which shall have accrued prior to such expiration or termination.

5.    Assignment and Successors. The Company may assign its rights and obligations under this Agreement. The Executive may not assign his rights or obligations under this Agreement. This Agreement shall be binding upon and inure to the benefit of the Company and the Executive and their respective successors, assigns, personnel, legal representatives, executors, administrators, heirs, distributees, devisees, and legatees, as applicable. In the event of the Executive’s death following a termination of his employment, all unpaid amounts otherwise due the Executive (including under Section 4) shall be paid to his estate.

6.    Governing Law; Jurisdiction. This Agreement shall be governed, construed, interpreted, and enforced in accordance with the substantive laws of the State of Delaware, without reference to the principles of conflicts of law of Delaware or any other jurisdiction, and where applicable, the laws of the United States. The parties agree that any suit, action or proceeding brought by or against such party in connection with this Agreement shall be brought solely in any state or federal court within the State of Delaware. EACH PARTY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY SUIT, ACTION OR OTHER PROCEEDING INSTITUTED BY OR AGAINST SUCH PARTY IN RESPECT OF ITS RIGHTS OR OBLIGATIONS HEREUNDER.

7.    Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement, and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

8.    Entire Agreement. The terms of this Agreement (together with any other agreements and instruments expressly contemplated hereby or referred to herein) are intended by the parties hereto to be the final expression of their agreement with respect to the employment of the Executive by the Company and its affiliates and to supersede any and all prior employment agreements, offer letters, severance agreements and similar agreements, plans, provisions, understandings or arrangements, whether written or oral, and all such prior agreements, plans, provisions, understandings or arrangements shall be null and void in their entirety and of no further force or effect. The parties hereto further intend that this Agreement shall constitute the complete and exclusive statement of its terms and that no extrinsic evidence whatsoever may be introduced in any judicial, administrative, or other legal proceeding to vary the terms of this Agreement.

9.    Amendments; Waivers. This Agreement may not be modified, amended, or terminated except by an instrument in writing signed by the Executive and a duly authorized officer of the Company (other than the Executive). By an instrument in writing similarly executed and similarly identifying the waived compliance, the Executive or a duly authorized officer of the Company (other than the Executive) may waive compliance by the other party or parties with any provision of this Agreement that such other party was or is obligated to comply with or perform; provided, however, that such waiver shall not operate as a waiver of, or estoppel with respect to, any other or subsequent failure to comply or perform. No failure to exercise and no delay in exercising any right, remedy, or power hereunder shall preclude any other or further exercise of any other right, remedy, or power provided herein or by law or in equity.

10.    Enforcement. If any provision of this Agreement is held to be illegal, invalid, or unenforceable under present or future laws effective during the term of this Agreement, such provision shall be fully severable, this Agreement shall be construed and enforced as if such illegal, invalid, or unenforceable provision were never a part of this Agreement, and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid, or unenforceable provision or by its severance from this Agreement. Furthermore, in lieu of such illegal, invalid, or unenforceable provision, there shall be added automatically as part of this Agreement a provision as similar in terms to such illegal, invalid, or unenforceable provision as may be possible and be legal, valid, and enforceable.

11.    Employee Representations. The Executive represents, warrants and covenants that (i) to the extent applicable, this Agreement shall be interpreted in accordance with, and incorporate the terms and conditions required by, Section 409A of the Internal Revenue Code and the Department of Treasury Regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the date hereof; (ii) that he has read and understands this Agreement, is fully aware of its legal effect, has not acted in reliance upon any representations or promises made by the Company other than those contained in writing herein, and has entered into this Agreement freely based on his own judgment, (iii) the execution and delivery of this Agreement shall not result in any breach or violation of, or a default under, any existing obligation, commitment or agreement to which Executive is subject, (iv) the Executive shall keep all terms of this Agreement confidential, except with respect to disclosure to the Executive’s spouse, accountants or attorneys, each of whom shall agree to keep all terms of this Agreement confidential, and (v) the Company shall be entitled to withhold from any amounts payable under this Agreement any federal, state, local, and foreign withholding and other taxes and charges that the Company is required to withhold. Prior to execution of this Agreement, the Executive was advised by the Company of the Executive’s right to seek independent advice from an attorney of the Executive’s own selection regarding this Agreement. The Executive acknowledges that the Executive has entered into this Agreement knowingly and voluntarily and with full knowledge and understanding of the provisions of this Agreement after being given the opportunity to consult with counsel.

[signature page follows]

We look forward to having you on board.

Very truly yours,

Sun Country, Inc.

By: /s/ Dave Davis
Name: Dave Davis
Title: President & Chief Financial Officer

ACKNOWLEDGED AND AGREED:
/s/ Erin Rose Neale
EXECUTIVE